Exhibit 10.3
EXECUTION VERSION
SPARTECH CORPORATION
AMENDMENT NO. 1 TO AMENDED AND
RESTATED NOTE PURCHASE AGREEMENT
As of July 10, 2009
To the Holders of Notes
Named in Annex 1 Hereto
Ladies and Gentlemen:
     Spartech Corporation, a Delaware corporation (the “Company”), agrees with you as follows:
1.	PRELIMINARY STATEMENTS.
     1.1. Note Issuances, etc.
     Pursuant to that certain Amended and Restated Note Purchase Agreement dated as of September 10, 2008 (initially dated as of June 5, 2006) (as in effect immediately prior to giving effect to the Amendments (as defined below) provided for hereby, the “Existing Note Purchase Agreement”, and as amended by this Amendment Agreement (as defined below) and as may be further amended, restated or otherwise modified from time to time, the “Note Purchase Agreement”) the Company issued and sold Fifty Million Dollars ($50,000,000) in aggregate principal amount of its 5.78% Senior Notes due 2011 (collectively, as amended, restated or otherwise modified from time to time as of the date hereof, and currently bearing interest at a rate of 6.82% per annum, the “Notes”). The register for the registration and transfer of the Notes indicates that the parties named in Annex 1 (the “Noteholders”) to this Amendment No. 1 to Amended and Restated Note Purchase Agreement (the “Amendment Agreement”) are currently the holders of the entire outstanding principal amount of the Notes.
2.	DEFINED TERMS.
     Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the Existing Note Purchase Agreement.
3.	AMENDMENTS TO THE EXISTING NOTE PURCHASE AGREEMENT.
     Subject to Section 5 of this Amendment Agreement, the Required Holders and the Company hereby agree to each of the amendments to the Existing Note Purchase Agreement as provided for by this Amendment Agreement and specified in Exhibit A. Such amendments are referred to herein, collectively, as the “Amendments”.
4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
     To induce you to enter into this Amendment Agreement and to consent to the Amendments, the Company represents and warrants as follows:
     4.1. Reaffirmation of Representations and Warranties.
     All of the representations and warranties contained in Section 4 of the Existing Note Purchase Agreement are correct with the same force and effect as if made by the Company on the date hereof (or, if any representation or warranty is expressly stated to have been made as of a specific date, as of such date).
     4.2. Organization, Power and Authority, etc.
     The Company has all requisite corporate power and authority to execute and deliver and perform its obligations under this Amendment Agreement.
     4.3. Legal Validity.
     The execution and delivery of this Amendment Agreement by the Company and compliance by the Company with its obligations hereunder and under the Note Purchase Agreement: (a) are within the corporate powers of the Company; and (b) do not violate or result in any breach of, constitute a default under, or result in the creation of any Lien upon any property of the Company under the provisions of: (i) its organizational and governing documents; (ii) any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to either the Company or its property; or (iii) any agreement or instrument to which the Company is a party or by which the Company or any of its property may be bound or any statute or other rule or regulation of any Governmental Authority applicable to the Company or its property.
     This Amendment Agreement has been duly authorized by all necessary action on the part of the Company, has been executed and delivered by a duly authorized officer of the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium, or other similar laws affecting the enforceability of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     4.4. No Defaults.
     As of the date hereof and after giving effect to this Amendment Agreement, no event has occurred and no condition exists that constitutes or would constitute a Default or an Event of Default.

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     4.5. Disclosure.
     This Amendment Agreement and the documents, certificates or other writings delivered to the Noteholders by or on behalf of the Company in connection therewith, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to the Noteholders by or on behalf of the Company specifically for use in connection with the transactions contemplated by this Amendment Agreement. Except as expressly set forth in this Amendment Agreement or otherwise disclosed in writing to the Noteholders, none of the Company, the Company’s Subsidiaries or the Company’s Affiliates has paid or will pay, directly or indirectly, any fee, charge, increased interest or other consideration to, or given any additional security or collateral to, or shortened the maturity or average life of any Indebtedness or permanently reduced any borrowing capacity in favor of or for the benefit of, any creditor of the Company or any creditor of any of the Company’s Subsidiaries or Affiliates as a condition to, or otherwise in connection with, the execution or delivery of this Amendment Agreement or similar agreement with the holders of such Indebtedness.
5.	EFFECTIVENESS OF AMENDMENTS.
     The Amendments shall become effective only upon the date of the satisfaction in full of the following conditions precedent (the “Effective Date”):
     5.1. Execution and Delivery of this Amendment Agreement.
     The Company and the Required Holders shall have executed and delivered this Amendment Agreement.
     5.2. Representations and Warranties True.
     The representations and warranties set forth in Section 4 shall be true and correct on such date in all respects.
     5.3. Authorization.
     The Company shall have authorized, by all necessary action, the execution, delivery and performance of all documents, agreements and certificates in connection with this Amendment Agreement.
     5.4. Opinion of Company Counsel.
     Each of the Noteholders shall have received an opinion, dated the date hereof, from Armstrong Teasdale LLP, special counsel for the Company, in form and substance satisfactory to such Noteholder and its counsel (and the Company hereby instructs its counsel to deliver such opinion to the Noteholders).

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     5.5. Secretary’s Certificate.
     Each of the Noteholders shall have received a certificate of the Secretary or an Assistant Secretary of the Company, dated the date hereof, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Amendment Agreement, in form and substance satisfactory to such Noteholder and its counsel.
     5.6. Amendment of Loan Facilities.
     Each of the Noteholders shall have received, on or before the date hereof, a fully executed copy of each of (a) that certain Fourth Amendment to Fourth Amended and Restated Credit Agreement, amending the Credit Agreement and (b) that certain Amendment No. 1 to Amended and Restated Note Purchase Agreement, amending the Amended and Restated 2004 NPA, in each case in form and substance satisfactory to the Required Holders, and the conditions to the effectiveness of each such amendment shall have been satisfied or waived.
     5.7. Authorization of Release of Collateral.
     Each of the Noteholders shall have received, on or before the date hereof, evidence in form and substance satisfactory to the Required Holders that the Collateral Agent shall have received in accordance with Section 5.7 of the Intercreditor Agreement written authorization to release the Collateral Agent’s security interest in all assets of certain Subsidiaries of the Company and any equity interests owned by the Company or other Debtors (as defined in the Intercreditor Agreement) in such Subsidiaries in connection with the sale of such assets and equity interests as previously disclosed in the Company’s Second Quarter 2009 Update to the Noteholders, dated June 19, 2009 and the Company’s Memorandum to the Noteholders, dated June 30, 2009.
     5.8. Amendment Fees.
     The Company shall have paid to the Noteholders for their ratable benefit an amendment fee in an amount equal to 0.05% of the aggregate outstanding principal amount of the Notes.
     5.9. Special Counsel Fees.
     The Company shall have paid the reasonable fees and disbursements of Noteholders’ special counsel in accordance with Section 6 below.
     5.10. Proceedings Satisfactory.
     All proceedings taken in connection with this Amendment Agreement and all documents and papers relating thereto shall be satisfactory to the Noteholders signatory hereto and their special counsel, and such Noteholders and their special counsel shall have received copies of such documents and papers as they or their special counsel may reasonably request in connection herewith.

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6.	EXPENSES.
     Whether or not the Amendments become effective, the Company will promptly (and in any event within thirty (30) days of receiving any statement or invoice therefor) pay all fees, expenses and costs relating to this Amendment Agreement and any prior amendment or amendment and restatement of, or waiver under, the Existing Note Purchase Agreement, including, but not limited to, the reasonable fees of the Noteholders’ special counsel, Bingham McCutchen LLP, incurred in connection with the preparation, negotiation and delivery of this Amendment Agreement, any other such amendment, amendment and restatement or waiver, and any other documents related to any thereof. In addition, the Company will pay all such fees, expenses and costs set forth in any subsequent statement within thirty (30) days of its receipt thereof. Nothing in this Section shall limit the Company’s obligations pursuant to Section 13.1 of the Existing Note Purchase Agreement.
7.	MISCELLANEOUS.
     7.1. Part of Note Purchase Agreement; Future References, etc.
     This Amendment Agreement shall be construed in connection with and as a part of the Note Purchase Agreement and, except as expressly amended by this Amendment Agreement, all terms, conditions and covenants contained in the Existing Note Purchase Agreement are hereby ratified and shall be and remain in full force and effect. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment Agreement may refer to the Note Purchase Agreement without making specific reference to this Amendment Agreement, but nevertheless all such references shall include this Amendment Agreement unless the context otherwise requires.
     7.2. Counterparts, Facsimiles.
     This Amendment Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed signature page by facsimile or e-mail transmission shall be effective as delivery of a manually signed counterpart of this Amendment Agreement.
     7.3. Governing Law.
     THIS AMENDMENT AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.
[Remainder of page intentionally left blank. Next page is signature page.]

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     If you are in agreement with the foregoing, please so indicate by signing the acceptance below on the accompanying counterpart of this Amendment Agreement and returning it to the Company, whereupon it will become a binding agreement among you and the Company.

SPARTECH CORPORATION

By: Name:	/s/ Randy C. Martin Randy C. Martin
Title:	Executive Vice President and Chief
Financial Officer
Signature Page to Amendment No. 1 to
Amended and Restated Note Purchase Agreement

     The foregoing Amendment Agreement is hereby accepted as of the date first above written. By its execution below, each of the undersigned represents that it is the owner of one or more of the Notes and is authorized to enter into this Amendment Agreement in respect thereof.

CUNA MUTUAL INSURANCE SOCIETY
By:	MEMBERS Capital Advisors, Inc., acting as Investment Advisor

	By:	/s/ John W. Petchler
	Name:	John W. Petchler
	Title:	Managing Director, Private Placements

CUMIS INSURANCE SOCIETY, INC.
By:	MEMBERS Capital Advisors, Inc., acting as Investment Advisor

	By:	/s/ John W. Petchler

	Name:	John W. Petchler
	Title:	Managing Director, Private Placements

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Randal W. Ralph
Name:	Randal W. Ralph
Title:	Its Authorized Representative
Signature Page to Amendment No. 1 to
Amended and Restated Note Purchase Agreement

GUARANTOR ACKNOWLEDGEMENT
     Each undersigned Subsidiary Guarantor hereby acknowledges and agrees to the terms of Amendment No. 1 to Amended and Restated Note Purchase Agreement dated as of July 10, 2009 (the “Amendment”), amending that certain Amended and Restated Note Purchase Agreement dated as of September 10, 2008 (initially dated as of June 5, 2006) (the “Note Purchase Agreement”), among Spartech Corporation, a Delaware corporation, and the holders of Notes party thereto. Each undersigned Subsidiary Guarantor hereby confirms that the Subsidiary Guarantee to which it is a party remains in full force and effect after giving effect to the Amendment and continues to be the valid and binding obligation of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally or by equitable principles including principles of commercial reasonableness, good faith and fair dealing (whether enforceability is sought by proceedings in equity or at law).
          Capitalized terms used herein but not defined are used as defined in the Note Purchase Agreement.
          Dated as of July 10, 2009
ATLAS ALCHEM PLASTICS, INC.
ALCHEM PLASTICS CORPORATION
ALCHEM PLASTICS, INC.
SPARTECH PLASTICS, LLC
By:     Spartech Corporation, its sole
           member
POLYMER EXTRUDED PRODUCTS, INC.
SPARTECH POLYCAST, INC.
SPARTECH TOWNSEND, INC.
SPARTECH INDUSTRIES FLORIDA, INC.
SPARTECH POLYCOM, INC.
FRANKLIN-BURLINGTON PLASTICS, INC.
SPARTECH INDUSTRIES, INC.
ANJAC-DORON PLASTICS, INC.
SPARTECH CMD, LLC
By:     Spartech Corporation, its sole
           member
SPARTECH FCD, LLC
By:     Polymer Extruded Products, Inc.,
           its sole member
SPARTECH SPD, LLC
By:     Spartech Corporation, its sole
           member
SPARTECH MEXICO HOLDING COMPANY
Guarantor Acknowledgement

SPARTECH MEXICO HOLDING COMPANY TWO
SPARTECH MEXICO HOLDINGS, LLC
By:     Spartech Mexico Holding Company,
           its sole member
CREATIVE FORMING, INC.
SPARTECH POLYCOM (TEXAS), INC.
ALSHIN TIRE CORPORATION
X-CORE, LLC
By:      Spartech Industries, Inc., its sole member
PEPAC HOLDINGS, INC.

By:	/s/ Randy C. Martin
Name:	Randy C. Martin Title: Executive Vice President and Chief Financial Officer
Guarantor Acknowledgement

Annex 1
Noteholders
Cuna Mutual Insurance Society
Cumis Insurance Society, Inc.
The Northwestern Mutual Life Insurance Company
Annex 1-1

EXHIBIT A
AMENDMENTS
     (a) Section 6.1(b)(i) — Other Required Offers of Prepayment. Section 6.1(b)(i) of the Existing Note Purchase Agreement is hereby amended and restated to read as follows:
     “(i) If the Company or any of its Subsidiaries makes an Asset Sale (other than any Asset Sale permitted by Section 8.2(a), (b) or (c)) which results in the realization by such Person of Net Cash Proceeds, the Company shall immediately offer to prepay, at par and without premium, an aggregate principal amount of Notes equal to (x) such Net Cash Proceeds that exceed an aggregate amount of $1,000,000, regardless of whether such Net Cash Proceeds are received as a single payment or as a series of payments (such amount of Net Cash Proceeds, the “Note Prepayment Basis”) times (y) (i) if the Leverage Ratio as of the last fiscal quarter preceding such Asset Sale is greater than or equal to 3.50 to 1.00, 75% of such Note Prepayment Basis, (ii) if the Leverage Ratio as of the last fiscal quarter preceding such Asset Sale is less than 3.50 to 1.00 but greater than or equal to 2.50 to 1.00, 50% of such Note Prepayment Basis, and (iii) if the Leverage Ratio as of the last fiscal quarter preceding such Asset Sale is less than 2.50 to 1.00, 0% of such Note Prepayment Basis, provided however, in the case of clause (y)(iii) that (A) the Required Lenders have approved the release of the Superpriority Amount and such release is effective under the Intercreditor Agreement and (B) the Asset Sale mandatory prepayment provisions (or corresponding provisions) in the Amended and Restated 2004 NPA, the Credit Agreement and the Term Loan Agreement are similar to this Section 6.1(b)(i). Any such offer shall be made and any such prepayment shall be applied as set forth in clause (vi) below and to be subject to the Intercreditor Agreement and to be reduced by any amounts required to be paid to other Creditors pursuant to the Intercreditor Agreement. Any portion of the Note Prepayment Basis not used to prepay the Notes shall be reinvested in Reinvestment Property so long as within 180 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated or contractually committed to be consummated pursuant to a definitive agreement (and, if so contractually committed, actually reinvested within 270 days of the date of receipt of such Net Cash Proceeds); and provided, however, that any such Net Cash Proceeds not subject to such definitive agreement or so reinvested as required above shall be immediately applied to the prepayment of the Notes as set forth in this Section 6.1(b)(i). As used herein, “Reinvestment Property” means property that is useful in the business of the Company and its Subsidiaries.”
     (b) Section 8.2 — Disposition of Assets. Section 8.2 of the Existing Note Purchase Agreement is hereby amended and restated to read as follows:
     “8.2 Disposition of Assets.
               Make any sale, transfer, lease (as lessor), loan or other disposition of any property or assets (an “Asset Sale”), other than the following:
Exhibit A-1

     (a) Asset Sales in the ordinary course of business;
     (b) Asset Sales of property or assets by a Subsidiary to the Company or a Wholly-Owned Subsidiary that is a Subsidiary Guarantor;
     (c) the Asset Sale as a result of the asset exchange in connection with the Acquisition of assets of a division of an unaffiliated company previously disclosed to the Noteholders; or
     (d) other Asset Sales, provided that in each case
     (i) immediately before and after giving effect thereto, no Default shall have occurred and be continuing, and
     (ii) the aggregate net book value of the property or assets disposed of in such Asset Sale and all other Asset Sales by the Company and its Subsidiaries during the immediately preceding twelve months does not exceed 15% of Consolidated Net Worth (as of the last day of the quarterly accounting period ending on or most recently prior to the last day of such twelve month period); provided, however, there shall be excluded for purposes of this Section 8.2(d)(ii) only, the aggregate net book value of the property and assets of certain Subsidiaries previously disclosed in the Company’s Second Quarter 2009 Update to the Noteholders, dated June 19, 2009 and the Company’s Memorandum to the Noteholders, dated June 30, 2009, to be disposed of by the Company in three separate Asset Sales so long as all the proceeds and consideration of such Asset Sales consist of (A) notes not to exceed (x) $10,000,000 in aggregate principal amount for all such Asset Sales and (y) $5,000,000 in aggregate principal amount for any one such Asset Sale and/or (B) cash.
                For purposes of this Section 8.2, any Voting Equity Interests of a Subsidiary that are the subject of an Asset Sale shall be valued at the greater of (x) the fair market value of such shares as determined in good faith by the Board of Directors of the Company and (y) the aggregate net book value of the assets of such Subsidiary multiplied by a fraction of which the numerator is the aggregate number of Voting Equity Interests of such Subsidiary disposed of in such Asset Sale and the denominator is the aggregate number of Voting Equity Interests of such Subsidiary outstanding immediately prior to such Asset Sale.”
     (c) Section 8.4 — Loans and Investments. Section 8.4 of the Existing Note Purchase Agreement is hereby amended by (i) deleting “and” after clause (f) thereof, (ii) deleting “.” after clause (g) thereof and inserting “; and” in lieu thereof, and (iii) adding a new clause (h) thereto to read as follows:
               “(h) notes received as part of the purchase price of the three Asset Sales excluded from that calculation set forth in Section 8.2(d)(ii) not to exceed the amounts permitted thereunder.”
Exhibit A-2

       (d) Schedule B — Definition of EBITDA. The definition of “EBITDA” appearing in Schedule B of the Existing Note Purchase Agreement is hereby amended and restated to read as follows:
               ““EBITDA” for any period means Consolidated Net Income for such period plus all amounts deducted in the computation thereof on account of (a) Consolidated Interest Expense, (b) depreciation and amortization expenses and other non-cash charges (included but not limited to expensing of stock options, fixed asset write-offs and impairments of goodwill), (c) income and profits taxes, and (d) cash restructuring expenses; provided, however, (i) for the period of four consecutive fiscal quarters ending (A) on August 1, 2009, the aggregate amount of cash restructuring expenses that may be added to determine EBITDA shall not exceed $8,967,000, (B) on October 31, 2009, the aggregate amount of cash restructuring expenses that may be added to determine EBITDA shall not exceed $8,515,000, (C) on January 30, 2010, the aggregate amount of cash restructuring expenses that may be added to determine EBITDA shall not exceed $7,337,000, and (D) on May 1, 2010 and on the last day of each fiscal quarter ended thereafter, the aggregate amount of cash restructuring expenses that may be added to determine EBITDA shall not exceed $5,000,000 and (ii) $848,000 of cash restructuring expenses incurred in the period of four consecutive fiscal quarters ended May 2, 2009 but not permitted to be added to determine EBITDA for such period due to the restrictions of such definition in effect at such time shall be included in the determination of EBITDA for the fiscal quarter ended August 1, 2009. Notwithstanding the foregoing, for purposes of Section 6.1 only, the aggregate amount of cash restructuring expenses that may be added to determine EBITDA pursuant to clause (d) above shall not exceed $5,000,000 for any period of four consecutive fiscal quarters.”
Exhibit A-3